EXHIBIT 21.1

Mammoth Energy Services, Inc.
List of Significant Subsidiaries

Name of Subsidiary
5 Star Electric LLC
Barracuda Logistics LLC
Bison Drilling and Field Services LLC
Bison Trucking LLC
Cobra Acquisitions LLC
Cobra Energy LLC
Great White Sand Tiger Lodging Ltd.
Higher Power Electrical LLC
Mammoth Energy Partners LLC
Mammoth Energy Services Inc.
Mammoth Equipment Leasing LLC
Mr. Inspections LLC
Muskie Proppant LLC
Panther Drilling Systems LLC
Piranha Proppant LLC
Redback Coil Tubing LLC
Redback Energy Services LLC
Redback Pumpdown Services LLC
Silverback Energy Services LLC
South River Road LLC
Stingray Cementing LLC
Stingray Energy Services LLC
Stingray Logistics LLC
Stingray Pressure Pumping LLC
Sturgeon Acquisitions LLC
Taylor Frac LLC
Taylor Real Estate Investments LLC
Tiger Shark Logistics LLC
White Wing Tubular Services LLC